Exhibit 10.23

Agreement Number:

118 - 0012

2101 GATX Dr.

Tampa, Florida  33605

Agreement Number:	118-0012

Terminal and Location:	Tampa, Florida

Terminalling Agreement

This Terminaling Agreement is made as of April 10, 2007 by and between Kinder Morgan Liquids Terminals LLC, a Delaware Limited Liability Company (“KM”) and:  AFH, Inc.  a Nevada Corporation that is a wholly owned subsidiary of Allegiant Travel Company (“Customer”) located at 3301 N. Buffalo Drive, Suite B-9, Las Vegas, Nevada 89129.

Billing address (if different from above:)

WITNESSETH:

For and in consideration of the mutual covenants and agreements contained herein, KM agrees to provide terminalling services for Customer’s Commodity or Commodities (“Commodity” or “Commodities”) listed in the following Schedule (“Schedule”) and Additional Terms and Provisions that are part of this Agreement (“Agreement”), to which the parties agree as follows:

SCHEDULE

A.            Term of Agreement:

This Contract shall commence on the Commencement Date for a period of five (5) Contract Years (the “Initial Term”) and shall automatically renew thereafter for one (1) additional period of five (5) Contract Years absent written notice of termination by Customer received by KM at least one hundred eighty (180) days prior to the expiration of the Initial Term (the “Option Term”).  This Agreement shall automatically renew on an annual basis following the expiration of the Option Term (each a “Renewal Term”), provided, however, that either party hereto may terminate this Agreement by written notice received at least one hundred eighty (180) days prior to the expiration of the Option Term or any such Renewal Term (the Initial Term, the Option Term, and all Renewal Terms collectively referred to herein as the “Term”).  Notwithstanding anything to the contrary, in the event that the Shipper’s Agreement (as hereinafter defined) should terminate or expire in advance of the termination or expiration of this Agreement, either Party shall have the option to terminate this Agreement by written notice to the other effective as of such termination or expiration date of the Shipper’s Agreement.

B.                                    Commodity and Tanks:

KM agrees to reserve the following storage tank for the storage and handling of Customer’s Commodity listed below:

Tank Number	Approximate Shell Capacity	Commodity

55-1	55,000 U.S. Barrels	Jet Fuel (ASTM Spec D1655)

KM, prior to the Commencement Date, and at its sole cost and expense, will design and construct the necessary facilities to permit and accommodate the exercise of Customer’s rights and performance of KM’s obligations hereunder, including without limitation the receipt, storage, and transportation operations contemplated herein, and further including without limitation (i) the modification of existing facilities to provide for the storage and handling of Commodity with respect to the Tank, (ii) the establishment of appropriate facilities for the receipt of Commodity from vessels or barges, (iii) the establishment of appropriate tank truck loading facilities with filtration from the Tank, and (iv) the configuration of the Tank for the delivery of Commodity into KM’s Central Florida Pipe Line (“CFPL”) for delivery to Central’s Taft Terminal.

C.            Terminal Operating Hours:

Regular hours are, 8:00 a.m. to 5:00 p.m., Monday through Friday, excluding holidays.  Regular dock and truck rack operating hours are 24 hours per day, 7 days per week including holidays.

D.            Charges:

(1)                                Warehousing.  $33,000 per month.  In consideration of this charge, (exclusive of additional charges set forth below) KM agrees to provide tank 55-1 for the exclusive use of Customer for approved Commodity receipt from vessel or barge, storage, and delivery to a designated  tank truck loading rack or to the CFPL pumping station.

(2)                                Throughput Charge.  There shall be an additional charge of $0.24 for each U.S. Barrel handled into the Tank during each and every Month.  In consideration of this fee the Commodity will be received, stored and delivered to the CFPL or to the designated truck rack based on handling instructions provided by Customer and coordinated with KM scheduling personnel.

(3)                                Tank Truck Loading Fee.  There shall be an additional charge of $0.33 for each U.S. Barrel handled out of the Tank to tank trucks.  Determination of volume handled shall be made when Commodity passes through meters at the truck rack.  This tank truck loading fee shall provide for appropriate filtration of the Commodity upon tank truck loading.

(4)                                Holdover.  Should any Commodity remain in the Tank(s) beyond the termination of this Agreement, Customer shall remain obligated to all of the terms and conditions set forth in this Agreement and, in addition, shall be obligated to pay an additional charge of $0.04 per barrel per day until all Commodity or Waste is removed. Should KM incur any charges or liability to other parties as a result of any refusal by Customer to vacate the Tank(s), Customer shall be responsible for all such charges or liability.

(5)                                Additional Services.

(a)                                 Additional Services.  For any service or function not specifically provided for in this Agreement, requested by Customer and agreed to by KM, there shall be a charge equal to the sum of cost of materials used, if any, and charges made by contracted services, if any, plus 20% of said sum; plus either (i) $50 per man-hour involved, if such unspecified work is performed during regular operating hours, and (ii) $75 per man-hour involved, if such work is performed during overtime hours.

(b)                                 Other Labor.  Any situation involving double-time, call-in-time, salaried overtime, or any similar cost shall be subject to negotiation.

(6)                                Wharfage.  There shall be an additional charge assessed, to the extent applicable and subject to change, equal to the wharfage fee imposed by the Port Authority of Tampa for all volume received across the dock from a marine barge or vessel.

(7)           Escalation.

All charges as set forth in Paragraphs D.(1) through D.(5)  inclusive in this Schedule shall escalate annually on July 1 of each year by 100% of the percentage increase in the All-Urban Consumers’ Price Index (CPI) as calculated by the U.S. Department of Commerce.

(8)           Annual Minimum Payment

KM and Customer are entering into this Agreement in conjunction with the execution of that certain Shipper’s Agreement by and between Customer, as shipper, and Central Florida Pipeline LLC, (“Central”), as carrier, providing for the transportation of Commodity from KM’s Tampa Terminal to Central’s Taft Terminal (the “Shipper’s Agreement”).  Customer estimates that the volume to be handled during a Contract Year through the KM Tampa facility will be approximately 900,000 U.S. Barrels with approximately 750,000 U.S Barrels being transported by Central by way of the CFPL to Central’s Taft Terminal (jointly, the “Estimated Volumes”).  Customer agrees that it will pay, each Contract Year, minimum combined payments to KM and Central of not less than $1,532,000 in the aggregate (“Annual Minimum Payments”) for KM’s handling of Customer’s Commodity at the KM Tampa facility and Central’s transportation of Commodity from the KM Tampa Facility to the Central Taft Terminal; provided, that, should KM and Central refuse or be unable to provide the services necessary to handle the Estimated Volumes, this Annual Minimum Payment amount shall be reduced in proportion to the ratio of the volume of Commodity not so handled to the volume of Commodity tendered by Customer for handling. Should payments made by Customer during a Contract Year be less than the Annual Minimum Payments amount, KM and/or Central shall invoice Customer and Customer shall pay, in accordance with the terms of Section 6, the difference between the annual amounts paid pursuant to this Agreement and the Shipper’s Agreement and the Annual Minimum Payments (“True-up Payment”). KM and Central shall allocate amongst themselves, in their discretion, any True-up Payments.

ADDITIONAL TERMS AND PROVISIONS

1.             Terminal Operations:

(a)                                 Tank Use.  Customer agrees the Tank(s) shall be used only for the storage of the Commodities specified above; provided, however, that anything in this Agreement to the contrary notwithstanding, Customer agrees not to deliver to the Terminal any Commodity which (a) would in any way be injurious to the Tank(s), (b) would render the Tank(s) unfit, after cleaning, for the proper storage of Commodities, or (c) may not lawfully be stored in the Tank(s), including, but not limited to, Commodities with vapor pressures which exceed the limitations imposed by any law, permit, or Regulation.  Customer shall be responsible for and pay for all damages resulting from storage of any Commodity stored therein by Customer, plus all other charges agreed to in Paragraph D “Charges” above through the remaining term of this Agreement, provided, however, Customer shall not be responsible for damages arising from KM’s failure to use due care in the safekeeping and handling of Commodities or property of Customer.

(b)                                 Vessel Waste.  If Waste is tendered from vessels as required by any MARPOL Annex, similar regulations or the U.S. Coast Guard, Customer agrees to arrange, or authorize a representative of the vessel to arrange on Customer’s behalf, for disposal of all such Waste using third party services approved by KM, such consent not to be unreasonably withheld.  If Customer or its authorized representative refuses to arrange for the removal of such Waste, KM, as its sole and exclusive remedy therefore, will arrange for the removal and disposal of such Waste and Customer shall reimburse KM for the cost of receiving, handling, storing, and shipping such Waste and shall pay for the cost of incineration or other destructive disposal of such Waste. Customer shall indemnify and hold KM harmless from any and all liability associated with handling and disposal of such Waste.

(c)                                 Flushings and Samples.  The quantity of all Commodities used, in quantities consistent with generally accepted industry standards and practice, as flushing materials or samples in connection with operations conducted by KM for Customer shall not constitute losses for which KM is liable to Customer.  If such flushing materials or samples can be recovered by KM, they shall be loaded into drums or other receptacles either provided by Customer or, subject to Customer’s consent, secured by KM at Customer’s reasonable cost and expense.  All such flushing materials or samples shall be the property of Customer, unless otherwise agreed to by Customer, shall be stored and handled by KM in accordance with written instructions given to KM by Customer, and shall be removed from KM’s property and properly disposed of, in accordance with all applicable laws and regulations at the reasonable expense of Customer, within thirty (30) days from the date of each flushing or from the last day of the applicable sample retention period.

(d)                                 Additional Equipment.  Customer agrees that any fixtures, equipment or appurtenances attached to the Tank(s) or otherwise placed in the Terminal by Customer or KM at the request of Customer and paid for by the Customer shall be considered property (“Property”) of the Customer.  Such additional equipment shall become the property of KM unless Customer removes such equipment prior to the termination of the Agreement.  Customer agrees to pay for the restoration of the Tanks and surrounding area and pay for all damage to KM’s Tank(s) or facilities caused by the removal of any such fixtures, equipment or appurtenances.  Unless otherwise provided, taxes, insurance, maintenance and operating costs related to the Property will be paid by KM and are included in the rates charged to the Customer for warehousing services.

(e)                                 Damage or Destruction.  If any Tank is damaged or destroyed by fire or other casualty, the Warehousing Charge, together with KM’s requirement to handle the volume of Commodity in consideration of said Warehousing Charge as set forth in the Schedule, as well as Customer’s obligations in connection with the Annual Minimum Payments, shall be reduced by an amount equal to the percentage of total capacity furnished hereunder that any such

Tank constitutes (with respect to the Annual Minimum Payments, pro rated for the duration of such unavailability).  This abatement shall continue so long as such damaged or destroyed Tank is not repaired and ready for service. KM may, but shall not be required to, repair or replace such damaged or destroyed Tank.  Should KM elect not to repair or replace such damaged or destroyed Tank, KM will provide Customer notice of its intent as soon as practical after such damage or destruction occurs, but in no event later than 60 days after the date of such damage or destruction occurs.  If KM fails to provide Customer with such notice within this 60 day period, KM will be deemed to have agreed to repair or replace the Tank, and will use best efforts to complete such repair or replacement.  If KM elects not to repair or replace the Tank, Customer shall have the option of terminating this Agreement on 10 days written notice to KM.

(f)                                   Waste Water.  Customer shall reimburse to KM any and all of the actual costs incurred by KM, to handle and dispose of Customer’s water received from vessel, barge, or pipeline into the KM Tampa facility tankage, which shall be performed consistent with generally accepted industry standards and practices.  (This is exclusive of any MARPOL Annex requirement.)  Receiving tanks will be gauged prior to ship’s discharge of inbound pipeline receipt by KM and may be witnessed by Customer or Customer’s independent surveyor for existing water content and again measured after receipt to verify any water received.  This charge will be invoiced on a Quarterly basis that will reflect the amount of water handled and the actual cost of disposal.

(g)                                Terminal Operations.  Subject to the other provisions of this Agreement, the control, operation, and maintenance of the Terminal, the Tank and all equipment and facilities provided for in connection herewith shall rest exclusively with KM.

2.             Quantity:

(a)                                 The quantity of Commodity received by KM will be determined by Tank gauge.

(b)                                 The quantity of Commodity delivered from KM will be determined by truck rack meter tickets or pipeline meter ticket as the case may be.

(c)                                 All quantity determinations herein shall be corrected to 60 degrees Fahrenheit based on a U.S. gallon of 231 cubic inches and 42 gallons to the barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (ASTM designation D1250) Table 6.

(d)                                 The quantity of Commodity delivered from KM to Customer may be limited by KM from time to time in order to maintain positive inventory balances at the Terminal, and in such event KM will equitably reduce volumes to all Customers.

3.             Receipts, Deliveries and Reports, Etc.

(a)         General.  For the charges specified in the Schedule, KM agrees to handle the Commodities into and out of the Tank(s) and to provide facilities necessary to perform such handling.  All receipts and deliveries of Commodities shall be arranged by Customer, and KM shall be responsible only to receive or discharge the Commodities at its designated dock lines or other Terminal lines from or to those vehicles or marine vessels which KM determines to be compatible with KM’s handling facilities.  In particular, all receipts of any Commodities from marine tanker, barge or tank truck shall be arranged for and provided by Customer.  In receiving Commodity from marine tankers, barges or tank trucks, Customer shall be responsible for Commodity until it enters KM’s fixed dock flange or KM’s receiving pipeline flange, as the case may be.  In delivering Commodity to tank trucks of pipeline, Customer shall be responsible for the Commodity when it leaves KM’s pipeline delivery flange.  In no event shall KM be responsible for any loss or damage of any kind to Commodity until Commodity enters KM’s fixed dock flange or KM’s pipeline delivery flange, as the case may be.  KM agrees to furnish only inbound, outbound and monthly stock reports as to the quantity handled and on hand on KM’s reporting forms and to prepare bills of lading as required.

(b)         KM shall at all times use reasonable care and diligence to preserve and protect Customer’s Commodities from damage or loss while in KM’s custody.  Except for losses or damage caused by or contributed to by the actions of Customer, or Customer’s employees, agents, authorized representatives or invitees, KM shall be liable to Customer for all damage to or loss of such Commodities, other than normal handling and evaporation losses, to the extent caused by the negligence or willful misconduct of KM, its employees, contractors, agents or invitees, including loss caused by fire, leakage, contamination or any similar cause.  KM’s liability for any losses described in this section shall be determined by Sections 9 and 10 of this Agreement.

4.             Payments

Customer agrees to pay KM the Warehousing Charge monthly in advance and to pay all other charges as specified in this Agreement upon the presentation of invoice.  The amount of any invoice, if not paid within fifteen (15) days after date of the invoice from KM, shall bear interest at the rate of 1.5% per month for each month or portion of a month thereafter during which such amount remains unpaid.  All payments shall be made to KM via wire transfer to the Wells Fargo Bank, NA; ABA # 121 000 248; Account # 412 104 9530 or mailed to the designated address on the invoice.  Any bank charges incurred by Customer, when remitting funds via wire transfer, shall be for Customer’s account.  Customer shall identify by number the KM invoices being paid in the wire transfer comments or on the check stub.  Acceptance by KM of any payment from Customer for any charge or service after termination or expiration shall not be deemed a renewal of this Agreement or waiver by KM of any default by Customer hereunder.  In the event Customer disputes any portion of any invoice, Customer shall promptly notify KM in writing of the disputed portion and pay the undisputed portion according to the terms of this paragraph.  After receipt of notice, KM and Customer shall promptly meet to resolve the dispute within thirty (30) days of receipt of notice.

5.             Operating Hours and Marine Vessel Notices

(a)                                 General.  The Terminal(s) shall be operated by KM to perform its functions herein agreed to be performed during the hours set forth in the Schedule.  Customer shall notify KM at least seventy-two (72) hours in advance of the arrival of any marine tanker or barge and may also notify the Tampa Port Authority at that time.  All scheduling of marine tankers or barges shall be pursuant to the REGULATIONS AND PRACTICES of the Tampa Harbor pertaining to vessels, as set forth in the PORT OF TAMPA OPERATIONS MANUAL as may be in effect from time to time.  If any marine tanker or barge fails to vacate any KM dock upon completion of receipt or discharge of Customer’s Commodities or to effect repairs, after first having been notified by KM to so vacate, then Customer shall be responsible for the hourly cost applicable to the berths as established by the Tampa Port Authority as well as costs incurred by other vessels which otherwise would be occupying said KM dock but for failure of vessel supplied by Customer to vacate same.

(b)                                 Third Party Access.  Customer agrees that access to the Terminal by (1) marine tankers, barges and tank trucks not owned by Customer, or (2) any party sent to the Terminal who is not an employee of Customer to provide services (both (1) and (2) hereinafter referred to as a “Third Party” or “Third Parties”) on behalf of Customer may be conditioned upon prior execution of an access agreement between KM and the Third Party such as at Appendix C.  Customer agrees to assist KM in obtaining execution of such access agreements from Third Parties.

6.             Shut-Off Rights

Subject to the terms of Section 1(e) of these Additional Terms and Provisions, KM shall maintain

KM’s Tampa Terminal and the Tank in good working order and repair in accordance with generally accepted industry standards and practice.  KM shall have the right, in the event of emergency, without notice, to shut off receipt and/or delivery of Customer Commodities into or out of storage Tank(s) and/or other facilities to make repairs, provided, however, that said repairs shall be completed with due diligence, and the receipt and/or  delivery of Customer’s Commodities shall be resumed as soon as possible.  In the event of other repairs and pumping schedule changes, KM will use reasonable efforts to give Customer reasonable advanced notice of such repairs or pumping schedule changes.

7.             Taxes and Assessments

(a)                                 General.  Customer, subject to its reserved right to contest or dispute the same, agrees to pay all taxes and assessments (including any charge or payment in lieu thereof, including but not limited to wharfage, dockage or other similar charges), that may be assessed by any governmental authority against any Commodity, including Tank bottoms and Waste, or property of Customer or against KM (except for income, franchise and real estate taxes) with respect to the receiving, storing, handling, shipping or disposing of any Commodity, Waste or property of Customer.  Customer further agrees to pay any existing or newly created or undisclosed tax in the form of a so-called “value added” tax, sales tax, rent tax, excise tax, service charge or similar tax assessment imposed on Customer or with respect to Commodity.  In addition, Customer shall pay its direct costs or pro rata share of any inventory or use tax or so-called spill tax, pollution control tax or emission fee which may be assessed against the Terminal, any Commodity, or any Waste.  Furthermore, Customer shall reimburse KM for any taxes or charges KM may be required to pay in regard to the Commodity, Waste or property of Customer.

(b)                                 Excise Tax.  Upon written request by KM, Customer agrees to supply KM with a completed signed original Notification Certificate of Gasoline and Diesel Fuel Registrant as required by the Internal Revenue Service’s excise tax regulations.  Customer further agrees to comply with all other requirements imposed by applicable laws or regulations with respect to such excise taxes.

8.             Insurance

KM does not insure Customer’s Commodity and property nor property of others.  Insurance, if desired by Customer or Customer’s contractors, shall be carried by Customer or its contractors at their own expense.  If Customer carries any insurance with respect to the Commodities or Customer’s property, or the handling (including the receipt, storage or delivery) or operation of the same, Customer shall instruct its insurance carriers to endorse such policies to waive subrogation against the KM.  Copies of such endorsements shall be furnished to KM upon request.

Customer agrees to carry, at Customer’s expense during the term of this Agreement, a certificate of insurance covering Worker’s Compensation and Employers’ Liability ($1,000,000/accident); Comprehensive General and Automobile Liability Insurance, each coverage having a limit of not less than $1,000,000 per occurrence combined single limit bodily injury and property damage liability. Said policies shall include coverage for all liability Customer assumes under the terms of this Agreement. Any exclusion pertaining to property rented to, used by, in the care, custody or control of Customer, its employees or agent or for which the Customer, its employees or agents are for any purpose exercising physical control shall be deleted from any policies having same.

9.             Force Majeure, Indemnity, and Governmental Restraint

(a)                                 Force Majeure.  Neither party shall be liable for evaporation, shrinkage, line loss, clingage, discoloration, contamination, damage to or destruction of any Commodities or property, or for any delay or nonperformance, when caused in whole or in part by any cause not within the control of said party, whether now or hereafter existing, including without limitation, any act of God or of a public enemy, or by labor troubles, strikes, lockouts, non-availability of machinery, embargoes, congestions or interventions, or failure or delay of manufacturers or suppliers to deliver same, except that Customer shall be responsible to pay all charges arising from this Agreement.  KM shall in no event be liable for loss of or damage to any Commodities or property of Customer except when caused by KM’s failure to use reasonable care in the safekeeping and handling of any Commodities or property of Customer. This Section 9(a) shall survive the termination or expiration of this Agreement.

(b)                                 Indemnity.  Subject to the provisions of Sections 9(a), 10(a) and 10(b), the following terms shall apply.  KM shall indemnify, defend  and hold harmless Customer, its parents, subsidiaries and affiliates, and the directors, officers, employees and agents of each of them,  from and against all claims, losses, suits, liability and expense arising out of: (x)the failure of KM to comply with applicable Law, or (y) arising from bodily injury or death of any person or property damage of any nature, including property damage to the Commodities and the Terminal, and discharges, spills, or leaks of Commodities within the Terminal caused by or resulting from negligent or willful acts or omissions on the part of KM, its employees, agents, contractors or invitees in the performance of this Agreement, or (z) discharges, spills, or leaks of Commodities within the Terminal not caused by the negligent or willful acts or omissions on the part of Customer, its employees, agents, contractors or invitees (including, but not limited to, any contractors transporting Commodities to or from the Terminal), provided, however, that this item z shall not apply to loss of or damage to Commodities themselves, whether resulting from discharges, spills, leaks or otherwise, which such loss of or damage to Commodities shall be governed exclusively by Sections 9(a) and 10(a).  Customer shall indemnify and hold KM harmless from and against all claims, losses, suits, liability and expense caused by or resulting from (i) negligent or willful acts or omissions on the part of Customer, its employees, agents, contractors or invitees (including, but not limited to, any contractors transporting Commodities to or from the Terminal) in the performance of this Agreement and (ii) liability arising from any contaminate or impurity in or failure to meet specification of Commodity except to the extent due to the negligence of KM.  In the event that any claim, loss, suit, liability and expense is caused in whole or in part by the concurrent negligent or willful acts or omissions of KM, its employees, agents, contractors or invitees, and Customer, its employees, agents, contractors or invitees, then this obligation to indemnify shall be comparative and each party shall indemnify the other to the extent that such party’s act or omission was the cause of such claim, loss, suit, liability or expense.  Applicable Law means any and all laws, statutes, regulations, rules, ordinances, codes, orders and decrees, including the common law, of any local, regional, state, or federal government authority that affect the subject matter of this Agreement or the parties’ performance hereunder.  This Section 9(b) shall survive the termination or expiration of this Agreement.

(c)                                 Governmental Restraint.  If, while this Agreement is in effect, KM’s use of all or part of the Terminal for the storage and handling of any Commodity shall be restrained or enjoined by judicial process, terminated by any governmental or regulatory authority, by right of eminent domain or by the owner of leased land, KM, upon being notified of such restraint, enjoinder or termination, shall notify Customer and KM may terminate this Agreement as to the affected Tank(s) and services on the effective date of said restraint, enjoinder, or termination.  Upon such termination, KM shall reimburse Customer for all sums paid by Customer pro rated in accordance with the remaining duration of the Term.

10.                               Limitation of Liability

(a)                                 In consideration of the charges set forth in the Schedule (it being recognized that higher charges would be made but for the limitation of liability set forth in this paragraph), it is understood and agreed that in the event of loss or damage to Commodities arising from any cause, including, but not limited to, improper loading or unloading of Commodities or actions not conforming to Customer’s written orders on the part of KM, its employees, agents, contractors or invitees, that KM shall not be liable to Customer for more than (i) the Actual Cost (as hereinafter defined) to Customer of any lost or damaged Commodities, less salvage value, or (ii), an amount equal to the average Platt’s U.S.Gulf Coast Waterborne  Jet Fuel mean for 15 days immediately prior to such loss or destruction plus $ .02 per gallon of any lost or damaged Commodities on the day so lost or damaged, whichever is less.  KM shall not be responsible for damage to, loss or destruction of Customer’s Commodities except and to the extent that such loss, damage or destruction is caused by the negligence or willful misconduct of KM, its employees, contractors, agents or invitees.  Neither party shall be liable to the other for any lost profits or indirect, special, incidental or consequential damages related to this Agreement arising from any cause whatsoever, including without limitation negligence, even if such party has been notified of the possibility of such damages. KM shall not be responsible for chemical deterioration of Commodity resulting from the stagnant storage of Commodity. KM shall have no liability to Customer unless a written claim is delivered to KM by Customer within six (6) months after KM reports the alleged  loss, injury, or damage to the Customer or the Customer discovers the alleged loss, loss, injury, or damage, whichever is earlier.  Customer shall make no deductions from any invoice presented by KM pending the resolution of any claim. This Section 10(a) shall survive the termination or expiration of this Agreement.

(b)                                 EXCEPT AS EXPRESSLY HEREIN PROVIDED, THERE ARE NO GUARANTEES OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE. SPECIFICALLY, KM DOES NOT WARRANT NOR IN ANY WAY REPRESENT TO CUSTOMER THAT COMMODITY AS DELIVERED BY KM IS SUITABLE OR OTHERWISE FIT FOR USE IN THE OPERATION OF ANY AIRCRAFT.  CUSTOMER SHALL HAVE THE ULTIMATE RESPONSIBILITY FOR THE USE OF COMMODITY AND NOT KM.  FURTHERMORE, CUSTOMER SHALL HAVE COMPLETE RESPONSIBILITY TO PROVIDE ALL NECESSARY TANKAGE AND FILTER EQUIPMENT AT THE COMMODITY’S FINAL DESTINATION TO ASSURE THAT THE COMMODITY IS SUITABLE FOR AIRCRAFT CONSUMPTION. This Section 10(b) shall survive the termination or expiration of this Agreement.

11.                               Commodity Information and Documentation

(a)                                 General.  Customer agrees to execute in its name, pay for and furnish to KM at the Terminal all information, material safety data sheets, certificates of analysis, documents, labels, placards, containers and other materials and data which may be required by statutes, ordinances, rules or regulations (“Regulations”) of any public authority relating to the describing, packaging, receiving, storing, handling, blending, shipping or disposing of any Commodities or Waste, to or from the Terminal, together with detailed written instructions as to their use and disposition.  Customer further agrees to indemnify and hold harmless KM, and KM’s agents, employees, officers and directors, from and against any fines, loss, damage or expense, including, without limitation, reasonable legal fees, resulting from the violation of the Regulations or from any proceeding in which such a violation is charged, except when arising from KM’s failure to follow the written instructions of Customer or KM’s failure to exercise due care in the storage and handling of Customer’s Commodities.  Customer agrees that KM may report to any governmental or regulatory body as required by the Regulations, in regard to Commodities and Waste and activities of Customer, and Customer agrees to provide such information to KM as necessary, in KM’s reasonable opinion, to comply with the Regulations.

(b)                                 Right to Know.  KM may have an obligation to furnish Commodity name and constituents of Commodities to governmental authorities and employees or others handling or exposed to the Commodities in connection with Right to Know laws or worker exposure Regulations.  KM may also have an obligation under applicable laws and Regulations to furnish this information to the general public.  Customer agrees to furnish the common or chemical name of all Commodities and constituents of Commodities to KM prior to Customer’s Commodity entering the Terminal so that KM can comply with such laws and Regulations.  Customer shall have the responsibility for filing and pursuing any exemption from disclosure pursuant to such laws and Regulations which Customer may desire.

12.                               Regulatory Compliance

Governmental or regulatory bodies may cause KM to incur additional expense to (a) make additions or modifications to Tank(s) or other facilities at the Terminal, (b) change methods of operation to comply with laws and governmental Regulations, (c) implement testing or verification programs or (d) implement the conditions of any permit necessary to operate the Terminal or to prevent, reduce, control or monitor any emission, exposure or discharge into the environment ((a)-(d) all hereinafter referred to as “Compliance Costs”).  In such event, KM shall notify Customer of Compliance Costs and the date by which KM must incur such Compliance Costs.  Compliance Costs shall include the actual or pro rata cost of additional expense, changes or additions (including engineering and overhead expense) and subsequent direct and indirect costs, as may be escalated, of operating and maintaining such changes or additions, including the cost of changes in staffing for operations at the Terminal.  Following notice from KM to Customer to pay the Compliance Costs, Customer must elect to either pay such Compliance Costs or terminate the affected Tank(s) or facilities from this Agreement before the date upon which KM must incur Compliance Costs.  Customer must make its election by advising KM of its decision, in writing, thirty (30) days after receipt of said notice from KM or such shorter time as may be necessary considering the effective date for compliance.  If Customer does not so notify KM, Customer shall be deemed to have agreed to pay such Compliance Costs and KM shall pay such amounts and Customer agrees to reimburse KM for such costs upon presentation of invoice.

13.                               Public Use

This Agreement is made as an accommodation to Customer and in no event shall KM’s services hereunder be deemed to be those of a public utility or common carrier. If any action is taken or threatened by any governmental office, administrator, commissioner or agent to declare KM a public utility or common carrier, then, and in that event, at the option of KM and upon Customer’s receipt of KM’s written notice, KM may (a) restructure and restate this Agreement or (b) terminate this Agreement on the effective date of such action as to the affected Tank(s) or services.

14.                               Default

Should either party default in the prompt performance and observance of any of the terms or conditions of this Agreement, other than the payment of money, and should such default continue for thirty (30) or more days after written notice thereof by the other party; or should either party default at any time in the payment of the monies due hereunder on the date when due; or should either party or any person owning fifty percent (50%) or more of the voting securities of either party (a “Controlling Person”) commence a voluntary case as a debtor concerning either such party or such Controlling Person under the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or if an involuntary case against either party or such Controlling Person under the Bankruptcy Code and relief is ordered against such party or such Controlling Person or the petition is controverted but is not dismissed within thirty (30) days after the commencement of the case; or if either party or such Controlling Person is consistently failing to pay its debts as such debts become due; or if a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of either party or such Controlling Person; or if either party or such Controlling Person makes a general assignment for the benefit of creditors; or if either party or such Controlling Person takes any action for the purpose of effecting any of the foregoing, then, in any such event such Party shall be in default under this Agreement.  In the event of a default by Customer, a sum equal to the lesser of the Warehousing Charges for the whole unexpired term hereof or Warehousing Charges for twelve (12) months plus any other sums owed by Customer to KM, shall, at the option of KM, become immediately due and payable.  At all times to the extent permitted by law, KM shall have a lien upon all Commodities at any time on the Terminal for the Warehousing Charge, and all other charges payable to KM by Customer hereunder, whether incident to Commodities then on the Terminal or otherwise and in connection with any and all other agreements between KM and Customer.  In the event of such default, the non-defaulting party shall also have the right, at its option, to terminate this Agreement.  Otherwise, title to the Commodities shall at all times remain with Customer or its assignees. Further, if termination of this Agreement occurs as a result of a default by Customer, KM shall be reimbursed for the unamortized portion of such capital.  The remedies herein provided for shall not be exclusive, but shall be cumulative and shall be in addition to all other remedies available at law or in equity.  The defaulting party shall pay any reasonable costs and expenses incurred by the non-defaulting party in enforcing the terms of this Agreement including the expense of defense, collection, settlement and attorneys’ fees.  The waiver by either party of any right of such party hereunder, at any time, shall not serve to waive any other such right nor shall such waiver operate as a waiver of the right so waived at any future date in connection with another default or a subsequent recurrence of the same default by the other party hereunder.

15.                               Assignment

This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of each of the parties hereto; provided, however, that Customer shall not transfer, subcontract or assign this Agreement, in whole or in part, without the prior written consent of KM, which consent shall not unreasonably be withheld or delayed, and any attempted transfer, subcontract or assignment without such consent shall be null and void and, at the option of KM, shall constitute a default by Customer hereunder.  The consent of KM to such transfer, subcontract or assignment shall not operate to release Customer of its obligations under this Agreement.  Notwithstanding anything to the contrary, Customer may permit any other party to store, or store on any other party’s behalf, Commodity in Tank(s) without KM’s prior written consent.  Customer shall use commercially reasonable efforts to provide KM with written notice thereof reasonably in advance of such storage.  Without limiting the generality of the foregoing, Customer may engage in the sale, transfer, or other disposition of Commodity while the same is stored in the Tank, in which event Customer shall provide KM with notice thereof within a reasonable period following the closing of any such transaction.  If Customer permits storage by or on behalf of other parties, Customer agrees to indemnify, defend and hold KM harmless at Customer’s sole cost from and against any claims, liability or expense asserted by such other party against KM (except to the extent arising from the negligence or willful misconduct of KM, its employees, contractors, agents or invitees).

16.                               Notices

Notices to be given hereunder shall be deemed properly served on Customer when delivered in writing personally or by certified mail to Customer at the address shown in the Schedule and on KM when so delivered to KM (2101 GATX Drive, Tampa, Florida 33605) or, in either case, at such other address as shall be specified in a notice meeting the requirements of this paragraph.

17.                               Change of Ownership

Customer shall advise KM in writing of any change in Commodity ownership while in the Terminal.  If any of Customer’s Commodity is sold, exchanged, or otherwise changes ownership while in the Terminal, Customer shall nonetheless be responsible for all charges, taxes, terms and conditions of this Agreement the same as if Commodity had been owned by Customer.

18.                               Additional Provisions

Additional provisions, if any, appearing hereafter or as an addendum hereto, are made a part hereof by reference thereto.  This Agreement, together with any and all exhibits hereto, constitutes the entire agreement between KM and Customer and supersedes any and all terms and conditions which may be contained in any purchase orders issued by Customer prior or subsequent to this Agreement.  This Agreement may not be amended, altered, or changed except by written agreement signed by both parties.  Customer and KM agree that the terms of this Agreement shall be binding upon both parties when KM receives Customer’s Commodity for storage and handling at the Terminal or when both parties have executed this Agreement, whichever occurs first.  The parties agree that future amendments to this agreement may be memorialized by the exchange of facsimile copies on equipment using plain paper.

19.                               Headings

The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not to be considered part of this Agreement and shall in no way affect the interpretation of any of the provisions of this Agreement.

20.                               Definitions

“Tank” means a storage Tank or Tank(s) and all appurtenant and associated pipelines and pumps used in connection with the storage and handling of Customer’s Commodity.

“Gallon”, if used herein, means a U.S. Gallon of 231 cubic inches when measured at 60 degrees Fahrenheit.  “Barrel”, if used herein, means 42 U.S. Gallons at 60 degrees Fahrenheit.

“Month” means a period extending from a date in one calendar month up to, but not including, the corresponding date in the following month.

“Quarter” means a period of three (3) consecutive months.

“Year” means a period of twelve (12) consecutive months.

“Overtime” means work performed outside the Regular Terminal Operating Hours.

“Waste” means Tank bottoms, flushings, Commodities or samples remaining in Tank(s), drums or in other containers, and stored beyond their agreed upon storage period unrecoverable residue resulting from the proper storage and handling of Commodities, including cleaning of Tank(s), and any other material originally delivered to the Terminal by Customer or resulting from the Commodities stored hereunder.

“Person” means individual and entities and any combinations thereof.

“Actual Cost” means the price paid by Customer, or, if Customer is the manufacturer, the manufacturing cost.

“Prepaid Throughput” means the amount of Commodity KM agrees to store and handle for Customer for a specified period of time as defined in the “Excess Throughput” paragraph of the Schedule, in return for Customer’s prepayment for a specified amount of Tankage.

“Commencement Date” means the date that the terminal facilities are ready for commercial service in accordance with the terms of this Agreement.

“Contract Year” means the period commencing on the Commencement Date or any anniversary thereof and ending three hundred sixty-five consecutive days later (three hundred sixty-six consecutive days later for leap years).

IN WITNESS WHEREOF, this Agreement has been executed by the parties thereto.

AFH, INC.                                                                                     KINDER MORGAN LIQUIDS TERMINALS LLC

BY:	/s/ Maurice J. Gallagher	BY:	/s/ Charles D. Lindley

NAME:	Maurice J. Gallagher	NAME: Charles D. Lindley

TITLE:	CEO & President	TITLE: Vice President, Marketing

Agreement Number:

118 - 0012

APPENDIX A

(Not Used)

Agreement Number:

118 - 0012

APPENDIX B

(Not Used)

Agreement Number:

118 - 0012

APPENDIX C

TRANSPORTER TERMINAL ACCESS AGREEMENT

IN CONSIDERATION OF KINDER MORGAN LIQUIDS TERMINALS LLC (“KM”) granting to the undersigned transporter  (“Transporter”) the privilege of access to the KM Terminal located in Tampa, Florida (“Terminal”), and permission for our representatives to perform loading operations thereon and all acts incidental thereto in accordance with KM rules, regulations, and instructions, set forth in “Instructions to Drivers for Loading and Unloading”, receipt of copies of which is hereby acknowledged by the Transporter (and in accordance with any modifications or additions to the same which may hereafter be furnished Transporter, or posted at the Terminal), the Transporter hereby agrees to indemnify KM as follows:

Transporter shall indemnify and hold KM harmless from and against all claims, losses, suits, liability and expense caused by or resulting from (i) negligent or willful acts or omissions on the part of Transporter, its employees, agents or contractors (including, but not limited to, any contractors transporting Products to or from the Terminal) in the performance of this Agreement; (ii) the concurrent negligent or willful acts or omissions of CFPL, its employees, agents or contractors, and Transporter, its employees, agents or contractors; and (iii) failure of equipment of Transporter, its employees, agents or contractors.  KM shall indemnify and hold Transporter harmless from and against all claims, losses, suits, liability and expenses which are caused by or result from the sole negligence or willful acts or omissions of KM, its employees or agents.

In addition to the foregoing but not by way of limitation, Transporter agrees to provide at Transporter’s expense and to keep in force during the term of this Agreement, Workers’ Compensation and Employers’ Liability ($1,000,000/accident), Comprehensive General and Automobile Liability Insurance, each policy having a limit of not less than $1,000,000 per occurrence combined single limit bodily injury and property damage liability. Said policies shall include coverage for all liability Transporter assumes under the terms of this Agreement.   Any exclusion pertaining to property rented to, used by, in the care, custody or control of Transporter, its employees or agents or for which the Transporter, its employees or agents are for any purpose exercising physical control shall be deleted from any policies having same.

At the time of execution of this Agreement, Transporter will furnish an insurance certificate or certificates on forms satisfactory to KM evidencing the coverage required above and providing that no insurance will be cancelled without thirty (30) days prior written notice to KM.  Certificates providing evidence of renewal of coverage shall be furnished prior to policy expiration.  Failure to enforce this provision shall not be considered as waiving the insurance required herein.

A security card system is used at the Terminal.  A terminal access card shall be issued to truck drivers designated by Transporter when the driver is satisfactorily trained and qualified by the Terminal Manager or the Managers.  Transporter takes full responsibility for its designated driver’s actions.  Transporter shall be liable for any Product taken from the Terminal when a security card issued to one of the Transporters designated drivers used in obtaining the Product at the Terminal whether such taking of Product was authorized specifically by Transporter or not. Transporter agrees that custody of the Product loaded passes to Transporter at the point where it leaves the loading spout at the Terminal truck loading rack.  Transporter assumes responsibility for Product quality beyond that point, should it differ from the Product quality of the sample taken from the tank delivering Product to that loading spout.

CARD ISSUANCE DATE:

Name of KM Trainer:

Name of KM Personnel Issuing Card:

Name of Transporter

Address

Phone Number

Signature

Print or type name and title

TRANSPORTER REQUEST FOR CARD

It is requested that a terminal access card for loading operations, as set forth in the Transporter Terminal Access Agreement between Kinder Morgan Liquids Terminals LLC  (“KM”) and the undersigned Transporter (“Transporter”) be issued to driver named below (“Driver”) as employee and representative of Transporter.  By this request, Transporter does hereby acknowledge that Driver is bound by the terms of the attached receipt to which his signature is affixed.

Transporter agrees to notify KM immediately in the event that the Driver is terminated from Transporter’s employment, misplaces or loses the card, is transferred, or for any reason has no immediate need for the card in the performance of driver loading, and to cause said card to be returned to the Terminal Manager or Managers designee.  If the card has not been used within a 30 day period, it may be removed from KM’s Computer and the card picked up from Driver at the discretion of KM or the Terminal Manager.  Driver must then be recertified by the Terminal Manager or Managers designee before Terminal loading privileges are granted or reinstated.

Transporter takes full responsibility by Driver’s actions and Transporter is liable for and will be invoiced directly for unauthorized Products taken from the Terminal whenever a card issued to Driver was used in obtaining Product.

Print or Type Name of Transporter	Signature of Transporter’s Employee or Representative

Print or Type Name and Title of Signatory for Transporter	Transporter’s Phone Number

Print or Type Name of Driver	Date Signed

CARD RECEIPT AND DRIVER AGREEMENT

I,                                                            (driver), employed by and acting as a representative of                                                        (Transporter) have received Terminal Access Card numbered                , for access to the Product metering and loading facility at the Central Florida Pipeline Corporation in Tampa, Florida Terminal (“Terminal”).  I have received, read, understand and will follow the instructions entitled “Instructions to Drivers for Terminal Loading”.  I further agree to follow any alterations or additions to these instructions which may hereafter be furnished me or posted at the Terminal.  It is further agreed that the card issued to me will be used only for withdrawal of petroleum Products from said terminal in accordance with the loading instructions mentioned herein.  I assume full responsibility for the custody of the card and do hereby agree that no other person shall have access to it, and in the event I am transferred, separated from employment by Transporter or for any reason have no immediate need for the card in the performance of loading operations, I will promptly return the card to the Terminal.  Under no conditions will the card for which receipt is hereby acknowledged, be duplicated.

I understand that the access to the aforementioned terminal is discretionary with                                                (Transporter, and that such grant may be removed by Central Florida Pipe Line LLC at any time.

Date Signed	Signature of Driver

Home Address	Home Phone Number

Operator’s License Number/State